The New York Times Company Reports Fourth-Quarter and Full-Year 2022 Results
Raises capital return target to at least 50% of Free Cash Flow and
Board authorizes increases in dividend and share repurchase program

NEW YORK, February 8, 2023 – The New York Times Company (NYSE: NYT) announced today fourth-quarter 2022 diluted earnings per share from continuing operations of $.43 compared with $.41 in the same period of 2021. Adjusted diluted earnings per share from continuing operations (defined below) was $.59 in the fourth quarter of 2022 compared with $.43 in the fourth quarter of 2021.
Operating profit decreased to $93.0 million in the fourth quarter of 2022 from $94.1 million in the same period of 2021 as higher digital subscription revenues at The New York Times Group segment (“NYTG”) and the impact from six additional days in the quarter were more than offset by a one-time charge related to the Company’s withdrawal from a multiemployer pension plan and operating losses at The Athletic segment (“The Athletic”). Adjusted operating profit (defined below) increased to $141.8 million from $109.3 million in the prior year, as higher digital subscription revenues at NYTG and the impact from the additional six days more than offset operating losses at The Athletic. Adjusted operating profit at NYTG increased to $148.7 million from $109.3 million as higher digital subscription and other revenues more than offset lower digital advertising revenues. See “Key Highlights” on the following page for additional metrics.
Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “2022 was the first full year of executing our strategy to become the essential subscription for every English-speaking person seeking to understand and engage with the world. We are proud of our results, which reflect the differential value of our expanded product portfolio; the multi-revenue stream nature of our model; strong unit economics; and disciplined cost management.
“Consolidated operating profit was $202 million for the year, and adjusted operating profit was $348 million, well ahead of our guidance. In a challenging market, these results underscore the strength of our model and give us the confidence to announce a new mid-term target for capital return, a new share repurchase authorization, and our 5th consecutive annual increase to the quarterly dividend payment.

“It was our second best year for net digital subscriber additions, behind only 2020. We had 240,000 net digital subscriber additions in Q4, bringing our 2022 total to just over one million. Importantly, with each passing quarter, we saw more proof that there is strong demand for a bundle of our news and lifestyle products, hitting records on both total bundle volume and the share of new subscribers choosing the bundle.

“We are entering 2023 with meaningful momentum toward our goal of 15 million subscribers by year end 2027. While our path to getting there is unlikely to be linear, we have deep conviction in our market opportunity and ability to create value for shareholders.”

Key Highlights
(In millions, except percentages, subscriber metrics (in thousands), Average revenue per user (“ARPU”) and per share data)

	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021
Operating profit	$93.0	$51.0	$51.7	$6.3	$94.1
Operating profit margin %	13.9%	9.3%	9.3%	1.2%	15.8%
Adjusted operating profit (“AOP”)(1)	$141.8	$69.0	$76.2	$60.9	$109.3
AOP margin %(1)	21.2%	12.6%	13.7%	11.3%	18.4%
AOP - NYTG	$148.7	$78.6	$88.8	$67.7	$109.3
AOP margin % - NYTG	23.3%	15.0%	16.6%	12.9%	18.4%
AOP - The Athletic	$(6.9)	$(9.6)	$(12.6)	$(6.8)	$—
Total revenue	$667.5	$547.7	$555.7	$537.4	$594.2
% change year over year	12.3%	7.6%	11.5%	13.6%	16.7%
Digital-only subscription revenue	$269.2	$243.9	$238.7	$226.8	$205.5
% change year over year	31.0%	22.8%	25.5%	26.3%	23.1%
Digital advertising revenue	$111.9	$70.3	$69.3	$67.0	$111.1
% change year over year	0.6%	4.9%	(2.4)%	12.6%	23.3%
Operating costs	$548.3	$503.8	$504.0	$496.4	$500.1
% change year over year	9.6%	9.5%	19.6%	17.8%	16.6%
Adjusted operating costs(1)	$525.7	$478.7	$479.5	$476.5	$484.9
% change year over year	8.4%	7.8%	18.2%	17.7%	17.8%

Total subscribers	9,550	9,330	9,170	9,010	7,578
Digital-only subscribers	8,830	8,590	8,410	8,230	6,783
Digital-only subscribers net additions(2)	240	180	180	418	237
Digital-only subscriber ARPU	$8.93	$8.87	$8.83	$9.13	$9.60
% change year over year	(7.0)%	(8.0)%	(7.5)%	(0.5)%	5.0%

Diluted earnings per share (“EPS”)	$0.43	$0.22	$0.37	$0.03	$0.41
Adjusted diluted EPS(1)(3)	$0.59	$0.24	$0.28	$0.21	$0.43
Diluted shares	165.9	166.5	167.6	168.3	168.6
(1) Non-GAAP metric. See “Reconciliation of Non-GAAP Information” for more details.
(2) Q1 2022 net additions do not include 1,029,000 digital-only subscribers added when the Company acquired The Athletic.
(3) Recast to conform to the updated definition of adjusted diluted EPS. See “Comparisons” for more details.

Comparisons
Unless otherwise noted, all comparisons are for the fourth quarter of 2022 to the fourth quarter of 2021.
Because of the change in the Company’s fiscal calendar from a 52/53 week fiscal year ending the last Sunday of December to a calendar year, the 2022 fourth quarter and year include an additional six days compared with the 2021 fourth quarter and year. A reconciliation of revenues excluding the estimated impact of the additional six days is included in the exhibits to this release.
Beginning with the fourth quarter of 2022, the Company has updated its definition of adjusted diluted EPS from continuing operations to exclude amortization of acquired intangible assets in addition to previously excluded severance, non-operating retirement costs and special items. Excluding amortization of acquired intangible assets to arrive at adjusted diluted EPS allows for comparability between periods of the Company’s operating performance. For comparison purposes, prior period adjusted diluted EPS have been recast in accordance with the updated definition.

Beginning with the second quarter of 2022, the Company has updated its rounding methodology for subscribers (including net subscriber additions), subscriptions (including net subscription additions) and subscriber-related metrics (other than ARPU) and will round to the nearest ten thousand instead of the nearest thousand as it had previously been presenting.
This release refers to certain non-GAAP financial measures, including operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as expressed as a percentage of revenues, adjusted operating profit margin); operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs); diluted EPS from continuing operations excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS from continuing operations); and net cash provided by operating activities less capital expenditures (or free cash flow). Refer to “Reconciliation of Non-GAAP Information” in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures. Certain guidance is provided on a non-GAAP basis and not reconciled to the most directly comparable GAAP measure due to the inherent difficulty of forecasting amounts necessary for such reconciliation.
Fourth quarter 2022 results included the following special items:
•A $22.1 million charge ($16.2 million or $0.10 per share after tax) in connection with the Company’s withdrawal from a multiemployer pension plan.
•A $4.1 million charge ($3.0 million or $0.02 per share after tax) related to an impairment of an indefinite-lived intangible asset.
There were no special items in the fourth quarter of 2021.
Consolidated Results from Continuing Operations
Revenues
Total revenues for the fourth quarter of 2022 increased 12.3 percent to $667.5 million from $594.2 million in the fourth quarter of 2021. Subscription revenues increased 17.9 percent to $414.1 million, advertising revenues increased 1.4 percent to $179.2 million and other revenues increased 12.1 percent to $74.3 million. Excluding the impact of the additional six days, estimated total revenues increased 7.2 percent, with subscription revenues up 11.6 percent, advertising revenues down 2.4 percent and other revenues up 9.4 percent.
Subscription revenues in the fourth quarter of 2022 rose primarily due to the large number of subscribers whose introductory promotional subscriptions have graduated to higher prices, growth in the number of subscribers to the Company’s digital-only products, the inclusion of subscription revenue from The Athletic, as well as the impact from the additional six days in the quarter. Subscription revenue from digital-only products increased 31.0 percent, to $269.2 million. Print subscription revenues decreased 0.6 percent to $144.9 million, largely due to lower domestic home delivery revenue, which declined 0.6 percent. Excluding the impact of the additional six days, estimated revenue from digital-only subscription products increased 22.7 percent to $252.2 million and print subscription revenue decreased 4.1 percent to $139.8 million.
The Company ended the fourth quarter of 2022 with approximately 9.55 million paid subscribers with approximately 10.98 million paid subscriptions across its print and digital products. Of the 9.55 million subscribers, approximately 8.83 million were paid digital-only subscribers with approximately 10.26 million paid digital-only subscriptions.

Compared with the end of the third quarter of 2022, there was a net increase of 240,000 digital-only subscribers and 240,000 digital-only subscriptions. Compared with the end of the fourth quarter of 2021, there was a net increase of 1,010,000 digital-only subscribers and 1,100,000 digital-only subscriptions. The year-over-year result excludes approximately 1,029,000 subscribers and 1,161,000 subscriptions that were added as a result of the acquisition of The Athletic in the first quarter of 2022.

Fourth-quarter 2022 digital advertising revenue increased 0.6 percent and print advertising revenue increased 2.6 percent. Digital advertising revenue was $111.9 million, or 62.4 percent of total Company advertising revenues, compared with $111.1 million, or 62.9 percent, in the fourth quarter of 2021. Digital advertising revenue increased primarily as a result of the impact of the additional six days, as well as higher direct-sold advertising at NYTG and the addition of advertising revenue from The Athletic, which more than offset lower creative services revenue and pressure from the macroeconomic environment. Print advertising revenue increased primarily in the luxury category and was also impacted by macroeconomic factors. Excluding the impact of the additional six days, estimated digital advertising revenue decreased 4.2 percent to $106.5 million, while print advertising revenue increased 0.7 percent.

Other revenues increased 12.1 percent in the fourth quarter of 2022, primarily as a result of higher Wirecutter affiliate revenues and revenues from live events and licensing, which was partially offset by lower television revenues.
Operating Costs
Total operating costs increased 9.6 percent in the fourth quarter of 2022 to $548.3 million compared with $500.1 million in the fourth quarter of 2021, while adjusted operating costs increased 8.4 percent to $525.7 million from $484.9 million in the fourth quarter of 2021. Operating costs that we refer to as “technology costs,” consisting of product development costs as well as components of costs of revenues and general and administrative costs as described below, increased 30.1 percent to $103.5 million compared with $79.6 million in the fourth quarter of 2021.
Cost of revenue increased 18.5 percent to $332.1 million compared with $280.2 million in the fourth quarter of 2021, largely due to the inclusion of operating costs of The Athletic, the impact from the additional six days in the quarter, growth in the number of employees who work in the newsroom, and higher digital content delivery and raw material print costs. Technology costs in cost of revenue, which consist primarily of costs related to content delivery and subscriber technology, increased 28.8 percent to $29.3 million compared with $22.8 million in the fourth quarter of 2021.
Sales and marketing costs decreased 35.9 percent to $62.5 million compared with $97.5 million in the fourth quarter of 2021 due to lower media expenses at NYTG, which was partially offset by the inclusion of The Athletic sales and marketing costs and the impact from the additional six days in the quarter. Media expenses, a component of sales and marketing costs that represents the cost to promote our subscription business, decreased 60.8 percent to $26.3 million in the fourth quarter of 2022 from $67.1 million in 2021.
Product development costs increased 33.3 percent to $55.5 million compared with $41.6 million in the fourth quarter of 2021, largely due to growth in the number of digital product development employees in connection with digital subscription strategic initiatives as well as the inclusion of The Athletic operating costs and the impact from the additional six days in the quarter. All product development costs are technology costs.
General and administrative costs increased 14.9 percent to $76.8 million compared with $66.8 million in the fourth quarter of 2021, largely due to growth in the number of employees, our acquisition of The Athletic, partially offset by a lower incentive compensation accrual. Technology costs in general and administrative, which consist primarily of costs related to enterprise technology and information security, increased 23.1 percent to $18.7 million compared with $15.2 million in the fourth quarter of 2021.
Business Segment Results
Beginning in the first quarter of 2022, we have two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Refer to Segment Information in the exhibits for more information on these segment measures.
The New York Times Group
NYTG revenues grew 7.3 percent in the fourth quarter of 2022 to $637.6 million from $594.2 million in the fourth quarter of 2021. Subscription revenues increased 11.0 percent to $390.0 million from $351.2 million in the fourth quarter of 2021, primarily due to growth in subscription revenues from digital-only products and the impact of the additional six days in the quarter. Advertising revenues decreased 1.6 percent to $173.9 million from $176.8 million in the fourth quarter of 2021 due to lower digital advertising revenues.
NYTG adjusted operating costs increased 0.8 percent in the fourth quarter of 2022 to $488.9 million from $484.9 million in the fourth quarter of 2021.
NYTG adjusted operating profit increased 36.0 percent to $148.7 million from $109.3 million in the prior year primarily as a result of higher digital-only subscription revenues and the impact of the additional six days in the quarter.
The Athletic
Revenues at The Athletic totaled $29.9 million in the fourth quarter of 2022, primarily from subscription revenues.
The Athletic adjusted operating costs totaled $36.8 million in the fourth quarter of 2022, largely from cost of revenue, which is primarily related to journalism costs.
The Athletic adjusted operating loss totaled $6.9 million in the fourth quarter of 2022.
Consolidated Other Data
Interest Income and Other, net
Interest income and other, net in the fourth quarter of 2022 was $2.4 million compared with $1.0 million in the fourth quarter of 2021. The increase is primarily a result of higher interest rates and interest income in connection with our agreement to lease, beginning in second quarter, and subsequently sell approximately four acres of land at our College Point, N.Y., printing and distribution facility.
Income Taxes
The Company had income tax expense of $22.9 million in the fourth quarter of 2022 compared with income tax expense of $22.5 million in the fourth quarter of 2021. The effective income tax rate was 24.4 percent in both the fourth quarter of 2022 and the fourth quarter of 2021.
Earnings Per Share
Diluted EPS from continuing operations in the fourth quarter of 2022 was $.43 compared with $.41 in the same period of 2021. Adjusted diluted EPS from continuing operations was $.59 in the fourth quarter of 2022 compared with $.43 in the fourth quarter of 2021.

Liquidity
As of December 31, 2022, the Company had cash and marketable securities of $486.3 million, a decrease of $588.2 million from $1.07 billion as of December 26, 2021. Approximately $550.0 million was used to fund the purchase price of The Athletic in February 2022.
In February 2022, the Board of Directors approved a $150 million Class A stock repurchase program. As of February 3, 2023, we had repurchased 3,344,445 shares for approximately $112.1 million and $37.9 million remained under this authorization.
The Company has an unsecured revolving line of credit. As of December 31, 2022, there were no outstanding borrowings under the credit facility, and the Company did not have other outstanding debt.
Dividends and Share Repurchase Program
The Company’s Board of Directors declared a $.11 dividend per share on the Company’s Class A and Class B common stock, an increase of $.02 from the previous quarter. The dividend is payable on April 20, 2023, to shareholders of record as of the close of business on April 5, 2023.
The Board of Directors also approved a new $250 million Class A share repurchase program. Class A shares may be purchased from time to time as market conditions warrant, through open market purchases, privately negotiated transactions or other means, including Rule 10b5-1 trading plans. There is no expiration date with respect to this authorization. The new authorization is in addition to the existing authorization referred to under “Liquidity” above.
The Company now aims to return at least 50% of free cash flow to shareholders in the form of dividends and share repurchases over the next three to five years, an increase from the target initially announced in June 2022.

Pension Obligations
As of December 31, 2022, our qualified pension plans had plan assets that were approximately $70 million above the present value of future benefits obligations, compared with approximately $74 million as of December 26, 2021. We made contributions of approximately $11 million to certain qualified pension plans in 2022. We expect to make contributions in 2023 to satisfy minimum funding requirements of approximately $11 million.
Capital Expenditures
Capital expenditures totaled approximately $7 million in the fourth quarter of 2022 compared with approximately $9 million in the fourth quarter of 2021. The decrease in capital expenditures in 2022 was primarily driven by higher expenditures in the prior year related to improvements in our headquarters building, partially offset by higher expenditures in 2022 related to improvements at a newsroom bureau. The expenditures in 2021 and 2022 were intended to address growth in the number of employees and to enhance technologies that support hybrid work as our employees work both from the office and remotely.

Outlook
Below is the Company’s guidance for revenue and operating costs for the first quarter of 2023 compared with the first quarter of 2022. Note that the Company acquired The Athletic on February 1, 2022, and as a result, The Athletic’s first quarter 2022 result only reflects approximately two-thirds of the quarter.

The New York Times Company

Digital-only subscription revenues	increase 13 - 16%
Total subscription revenues	increase 6 - 9%

Digital advertising revenues	decrease low-single digits
Total advertising revenues	decrease low-single digits

Other revenue	increase mid-single digits

Operating costs	increase 6 - 8%
Adjusted operating costs	increase 6 - 8%
The Company expects the following on a pre-tax basis in 2023:
•Depreciation and amortization: approximately $90 million, which includes approximately $29 million of acquired intangible assets amortization largely related to the acquisition of The Athletic,
•Interest income and other, net: approximately $9 million to $11 million, and
•Capital expenditures: approximately $50 million.

Conference Call Information
The Company’s fourth-quarter 2022 earnings conference call will be held on Wednesday, February 8, at 8:00 a.m. E.T.

A live webcast of the earnings conference call will be available at investors.nytco.com. Participants can pre-register for the telephone conference at https://dpregister.com/sreg/10173929/f55ff0e172, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers).

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, February 22. The replay access code is 3221241.
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 9 million subscribers accounting for more than 10 million subscriptions across a diverse array of print and digital products — from news to cooking to games to sports — The Times Company has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: significant competition in all aspects of our business; our ability to grow the size and profitability of our subscriber base; our dependence on metrics that are subject to inherent challenges in measurement; our ability to improve and scale our technical and data infrastructure and respond and adapt to changes in technology and consumer behavior; numerous factors that affect our advertising revenues, including economic conditions, market dynamics, evolving digital advertising trends and the evolution of our strategy; damage to our brand or reputation; the impact of the Covid-19 pandemic; economic, geopolitical and other risks associated with the international scope of our business and foreign operations; our ability to attract and maintain a talented and diverse workforce; the impact of labor negotiations and agreements; adverse results from litigation or governmental investigations; risks associated with the acquisition of The Athletic, including, among others, those related to our ability to realize the anticipated benefits of the acquisition, our ability to meet our publicly announced guidance about the impact of the acquisition, and the risks associated with The Athletic’s business and operations; the risks and challenges associated with investments we make in new and existing products and services, including The Athletic; risks associated with other acquisitions, divestitures, investments and other transactions; potential effects on our operating flexibility as a result of the nature of significant portions of our expenses; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; significant disruptions in our newsprint supply chain or newspaper printing and distribution channels or a significant increase in the costs to print and distribute our newspaper; security breaches and other network and information systems disruptions; our ability to comply with laws and regulations, including with respect to privacy, data protection and consumer marketing practices; payment processing risk; defects, delays or interruptions in the cloud-based hosting services we utilize; our ability to protect our intellectual property; claims of intellectual property infringement that we have been, and may be in the future, be subject to; the effects of restrictions on our operations as a result of the terms of our credit facility; our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.
More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 26, 2021, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Exhibits:    Condensed Consolidated Statements of Operations
Footnotes
Segment Information
Reconciliation of Non-GAAP Information

Contacts:
Media:     Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com
Investors:     Harlan Toplitzky, 212-556-7775; investor.relations@nytimes.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Fourth Quarter			Twelve Months
	2022	2021	% Change	2022	2021	% Change
Revenues
Subscription(a)	$414,092	$351,205	17.9%	$1,552,362	$1,362,115	14.0%
Advertising(b)	179,172	176,759	1.4%	523,288	497,536	5.2%
Other(c)	74,272	66,268	12.1%	232,671	215,226	8.1%
Total revenues	667,536	594,232	12.3%	2,308,321	2,074,877	11.3%
Operating costs
Cost of revenue (excluding depreciation and amortization)	332,129	280,235	18.5%	1,208,933	1,039,568	16.3%
Sales and marketing	62,464	97,472	(35.9)%	267,553	294,947	(9.3)%
Product development	55,456	41,591	33.3%	204,185	160,871	26.9%
General and administrative	76,791	66,846	14.9%	289,259	250,124	15.6%
Depreciation and amortization(d)	21,504	13,973	53.9%	82,654	57,502	43.7%
Total operating costs	548,344	500,117	9.6%	2,052,584	1,803,012	13.8%
Acquisition-related costs(e)	—	—	—	34,712	—	*
Multiemployer pension plan liability adjustment(f)(g)	22,116	—	*	14,989	—	*
Impairment charge(h)	4,069	—	*	4,069	—	*
Lease termination charge(i)	—	—	—	—	3,831	*
Operating profit	93,007	94,115	(1.2)%	201,967	268,034	(24.6)%
Other components of net periodic benefit costs	1,756	2,682	(34.5)%	6,659	10,478	(36.4)%
Interest income and other, net(j)	2,433	992	*	40,691	32,945	23.5%
Income from continuing operations before income taxes	93,684	92,425	1.4%	235,999	290,501	(18.8)%
Income tax expense	22,898	22,536	1.6%	62,094	70,530	(12.0)%
Net income attributable to The New York Times Company common stockholders	$70,786	$69,889	1.3%	$173,905	$219,971	(20.9)%
Average number of common shares outstanding:
Basic	165,612	168,032	(1.4)%	166,871	167,929	(0.6)%
Diluted	165,909	168,649	(1.6)%	167,141	168,533	(0.8)%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.43	$0.42	2.4%	$1.04	$1.31	(20.6)%
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.43	$0.41	4.9%	$1.04	$1.31	(20.6)%
Dividends declared per share	$0.18	$0.14	28.6%	$0.36	$0.28	28.6%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a) The following table summarizes digital and print subscription revenues for the fourth quarters and twelve months of 2022 and 2021:

	Fourth Quarter			Twelve Months
	2022	2021	% Change	2022	2021	% Change
Digital-only subscription revenues(1)	$269,196	$205,504	31.0%	$978,574	$773,882	26.5%
Print subscription revenues:
Domestic home delivery subscription revenues(2)	130,270	130,994	(0.6)%	517,395	529,039	(2.2)%
Single-copy, NYT International and Other subscription revenues(3)	14,626	14,707	(0.6)%	56,393	59,194	(4.7)%
Subtotal print subscription revenues	144,896	145,701	(0.6)%	573,788	588,233	(2.5)%
Total subscription revenues	$414,092	$351,205	17.9%	$1,552,362	$1,362,115	14.0%
(1) Includes revenue from digital-only bundled and standalone subscriptions to our news product, as well as The Athletic and our Games, Cooking, Audm and Wirecutter products.
(2) Domestic home delivery subscriptions include access to our digital news product, as well as The Athletic and our Games, Cooking and Wirecutter products.
(3) NYT International is the international edition of our print newspaper.
We offer a digital subscription package (or “bundle”) that includes access to our digital news product, as well as The Athletic and our Games, Cooking and Wirecutter products. We also offer standalone digital subscriptions to our digital news product, as well as to The Athletic, and our Games, Cooking, Audm and Wirecutter products. The Company has set out below the number of digital-only, print and total subscribers to the Company’s products as well as certain additional metrics, including average revenue per subscriber. A digital-only subscriber is defined as a subscriber who has subscribed (and provided a valid method of payment) for the right to access one or more of the Company’s digital products.

The following table summarizes digital and print subscribers as of the end of the five most recent fiscal quarters:

	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021
Digital-only subscribers(1)	8,830	8,590	8,410	8,230	6,783
Print subscribers(2)	730	740	760	780	795
Total subscribers(3)	9,550	9,330	9,170	9,010	7,578
(1) Subscribers with paid digital-only subscriptions to one or more of our news product, The Athletic, or our Games, Cooking and Wirecutter products. Subscribers with a paid domestic home-delivery print subscription to The New York Times are excluded. The number of digital-only subscribers includes group corporate and group education subscriptions (which collectively represented approximately 5% of paid digital-only subscribers as of the fourth quarter of 2022). The number of group subscribers is derived using the value of the relevant contract and a discounted subscription rate.

(2) Subscribers with a paid domestic home delivery or mail print subscription to The New York Times, which also includes access to our digital news product, as well as The Athletic and our Games, Cooking and Wirecutter products, or a paid print subscription to our Book Review or Large Type Weekly products. Book Review, Mail and Large Type Weekly subscribers are included in the count of subscribers but not subscriptions.

(3) The sum of individual metrics may not always equal total amounts indicated due to rounding.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands, except for ARPU)

The following table summarizes supplementary subscriber metrics as of the end of the five most recent fiscal quarters:

	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021
Digital-only subscriber ARPU(1)	$8.93	$8.87	$8.83	$9.13	$9.60
Digital-only bundle and multiproduct subscribers(2)	2,500	2,130	1,980	1,835	1,607
Digital-only subscribers with News(3)	6,370	6,210	6,140	6,101	5,826
Digital-only subscribers with The Athletic(4)	2,680	2,290	1,690	1,216	—
(1) “Digital-only subscriber Average Revenue per User” or “Digital-only subscriber ARPU” is calculated by dividing the average monthly digital subscription revenue (calculated by dividing digital subscription revenue in the quarter by 3.25 to reflect a 28-day billing cycle) in the measurement period by the average number of digital subscribers during the period.

(2) Subscribers with a digital bundle or paid digital-only subscriptions that include access to two or more of the Company’s products, including through separate standalone subscriptions. This metric was previously called “Total Multiproduct subscribers” and included subscribers with a print home-delivery subscription. The three quarters prior to the third quarter of 2022 have been recast to reflect this change.

(3) Subscribers with a paid digital-only subscription that includes the ability to access the Company’s digital news product.
(4) Subscribers with a paid digital-only subscription that includes the ability to access The Athletic. This metric was previously called “Subscribers with The Athletic”.

While the Company is moving toward an emphasis on individual subscriber growth rather than growth of total subscriptions, we are reporting on the number of subscriptions at least through this quarter. The following table summarizes digital and print subscriptions as of the end of the five most recent fiscal quarters:

	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021
Digital-only subscriptions(1)	10,260	10,020	9,810	9,579	8,005
Print subscriptions(2)	720	730	750	770	784
Total subscriptions(3)	10,980	10,750	10,560	10,349	8,789
(1) Paid digital-only subscriptions to our news product, as well as The Athletic and our Games, Cooking, Audm and Wirecutter products. Standalone subscriptions to these products are counted separately and bundle subscriptions are counted as one subscription. The number of paid digital-only subscriptions includes group corporate and group education subscriptions (which collectively represented approximately 4% of paid digital-only subscriptions as of the fourth quarter of 2022). The number of group subscriptions is derived using the value of the relevant contract and a discounted subscription rate.

(2) Paid domestic home-delivery print subscriptions to The New York Times, which also include access to our digital news product, as well as The Athletic and our Games, Cooking and Wirecutter products. Excludes subscriptions to our Book Review or Large Type Weekly products and subscriptions to The New York Times that are delivered by mail.

(3) The sum of individual metrics may not always equal total amounts indicated due to rounding.

We believe that the significant growth over the last several years in subscribers to our products demonstrates the success of our “subscription-first” strategy and the willingness of our readers to pay for high-quality journalism. The Company is increasing its emphasis on subscriber growth rather than growth of total subscriptions. The following charts illustrate the growth in net digital-only subscribers and corresponding subscription revenues as well as the relative stability of our print domestic home delivery subscription products.

Subscribers (1)
(millions)
Print (2) (3)
Digital-only
Period
2018
0.9
3.0
4.0
2019
0.9
3.9
4.8
2020
0.8
5.9
6.7
2021
0.8
6.8
7.6
2022
0.7
8.8
9.6

Subscription Revenues (1)
($ millions)
Print domestic home delivery (2)
Print Other (4)
Digital-only
Period
2018
533
109
400
1,042
2019
525
99
460
1,084
2020
529
68
598
1,195
2021
529
59
774
1,362
2022
517
56
979
1,552

(1) Amounts may not add due to rounding.
(2) Includes access to some of our digital products.
(3) Includes Book Review, Mail and Large Type Weekly subscribers.
(4) Print Other includes single-copy, NYT International and other subscription revenues.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(b) The following table summarizes digital and print advertising revenues for the fourth quarters and twelve months of 2022 and 2021:

	Fourth Quarter			Twelve Months
	2022	2021	% Change	2022	2021	% Change
Advertising revenues:
Digital	$111,852	$111,144	0.6%	$318,440	$308,616	3.2%
Print	67,320	65,615	2.6%	204,848	188,920	8.4%
Total advertising	$179,172	$176,759	1.4%	$523,288	$497,536	5.2%

(c) Other revenues primarily consist of revenues from licensing, Wirecutter affiliate referrals, commercial printing, the leasing of floors in the Company headquarters, retail commerce, our live events business, our student subscription sponsorship program, and television and film. Digital other revenues, which consist primarily of Wirecutter affiliate referral revenue, digital licensing revenue, and our student subscription sponsorship program, totaled $33.1 million and $114.6 million for the fourth quarter and twelve months of 2022, respectively.

(d) Includes amortization of intangible assets related to our acquisitions of approximately $7 million and $27 million for the fourth quarter and twelve months of 2022, respectively.

(e) In the first quarter of 2022, the Company recorded acquisition-related costs, which primarily include expenses paid in connection with the acceleration of The Athletic stock options, and legal, accounting, financial advisory and integration planning expenses.

(f) In the fourth quarter of 2022, the Company recorded a $22.1 million charge in connection with the Company’s withdrawal from a multiemployer pension plan.

(g) In the third quarter of 2022, the Company recorded a $7.1 million gain resulting from a multiemployer pension liability adjustment.

(h) In the fourth quarter of 2022, the Company recorded a $4.1 million charge related to an impairment of an indefinite-lived intangible asset.

(i) In the second quarter of 2021, the Company recorded a $3.8 million charge resulting from the termination of a tenant’s lease in our headquarters building.

(j) In the second quarter of 2022, the Company recorded a $34.2 million gain ($24.9 million or $0.15 per share after tax) related to an agreement to lease and subsequently sell approximately four acres of land at our printing and distribution facility in College Point, N.Y. In the third quarter of 2021, the Company recorded a $27.2 million gain ($19.8 million or $0.12 per share after tax) related to a non-marketable equity investment transaction.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Amounts in thousands)
The results of The Athletic have been included in our Condensed Consolidated Financial Statements beginning February 1, 2022, the date of the acquisition. The Athletic is a separate reportable segment of the Company. As a result, beginning in the first quarter of 2022, we have two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit expressed as a percentage of revenues is referred to as adjusted operating profit margin.

Subscription revenue from our digital subscription package (or “bundle”) is allocated to NYTG and The Athletic. We allocate revenue first to our digital news product based on its list price and then the remaining bundle revenue is allocated to the other products in the bundle, including The Athletic, based on their relative list price. The direct variable expenses associated with the bundle, which include credit card fees, third party fees and sales taxes, are allocated to NYTG and The Athletic based on a historical actual percentage of these costs to bundle revenue.

	Fourth Quarter			Twelve Months
	2022	2021	% Change	2022	2021	% Change
Revenues
NYTG	$637,619	$594,232	7.3%	$2,222,589	$2,074,877	7.1%
The Athletic	29,917	—	*	85,732	—	*
Total revenues	$667,536	$594,232	12.3%	$2,308,321	$2,074,877	11.3%
Adjusted operating costs
NYTG	$488,904	$484,896	0.8%	$1,838,784	$1,739,478	5.7%
The Athletic	36,800	—	*	121,606	—	*
Total adjusted operating costs	$525,704	$484,896	8.4%	$1,960,390	$1,739,478	12.7%
Adjusted operating profit
NYTG	$148,715	$109,336	36.0%	$383,805	$335,399	14.4%
The Athletic	(6,883)	—	*	(35,874)	—	*
Total adjusted operating profit	$141,832	$109,336	29.7%	$347,931	$335,399	3.7%
AOP margin % - NYTG	23.3%	18.4%	490 bps	17.3%	16.2%	110 bps
* Represents a change equal to or in excess of 100% or not meaningful.

Revenues detail by segment
	Fourth Quarter			Twelve Months
	2022	2021	% Change	2022	2021	% Change
NYTG
Subscription	$389,991	$351,205	11.0%	$1,479,209	$1,362,115	8.6%
Advertising	173,865	176,759	(1.6)%	511,320	497,536	2.8%
Other	73,763	66,268	11.3%	232,060	215,226	7.8%
Total	$637,619	$594,232	7.3%	$2,222,589	$2,074,877	7.1%
The Athletic
Subscription	$24,101	$—	*	$73,153	$—	*
Advertising	5,307	—	*	11,968	—	*
Other	509	—	*	611	—	*
Total	$29,917	$—	*	$85,732	$—	*
The New York Times Company
Subscription	$414,092	$351,205	17.9%	$1,552,362	$1,362,115	14.0%
Advertising	179,172	176,759	1.4%	523,288	497,536	5.2%
Other	74,272	66,268	12.1%	232,671	215,226	8.1%
Total	$667,536	$594,232	12.3%	$2,308,321	$2,074,877	11.3%
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Amounts in thousands)

Adjusted operating costs (operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs) detail by segment
	Fourth Quarter			Twelve Months
	2022	2021	% Change	2022	2021	% Change
NYTG
Cost of revenue (excluding depreciation and amortization)	$311,113	$280,235	11.0%	$1,135,518	$1,039,568	9.2%
Sales and marketing	53,966	97,472	(44.6)%	243,936	294,947	(17.3)%
Product development	50,802	41,591	22.1%	189,027	160,871	17.5%
Adjusted general and administrative (1)	73,023	65,598	11.3%	270,303	244,092	10.7%
Total	$488,904	$484,896	0.8%	$1,838,784	$1,739,478	5.7%
The Athletic
Cost of revenue (excluding depreciation and amortization)	$21,016	$—	*	$73,415	$—	*
Sales and marketing	8,498	—	*	23,617	—	*
Product development	4,654	—	*	15,158	—	*
Adjusted general and administrative (2)	2,632	—	*	9,416	—	*
Total	$36,800	$—	*	$121,606	$—	*
The New York Times Company
Cost of revenue (excluding depreciation and amortization)	$332,129	$280,235	18.5%	$1,208,933	$1,039,568	16.3%
Sales and marketing	62,464	97,472	(35.9)%	267,553	294,947	(9.3)%
Product development	55,456	41,591	33.3%	204,185	160,871	26.9%
Adjusted general and administrative	75,655	65,598	15.3%	279,719	244,092	14.6%
Total	$525,704	$484,896	8.4%	$1,960,390	$1,739,478	12.7%
(1) Excludes severance of $4.7 million for the twelve months of 2022 and multiemployer pension withdrawal costs of $1.1 million and $4.9 million for the fourth quarter and twelve months of 2022, respectively. Excludes severance of $0.9 million for the twelve months of 2021 and multiemployer pension withdrawal costs of $1.2 million and $5.2 million for the fourth quarter and twelve months of 2021, respectively.

(2) Excludes $0.2 million of severance for the twelve months of 2022.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted EPS from continuing operations excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as divided by revenues, adjusted operating profit margin); operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs); and net cash provided by operating activities less capital expenditures (or free cash flow). Beginning with the fourth quarter of 2022, the Company has updated its definition of adjusted diluted EPS from continuing operations to exclude amortization of acquired intangible assets in addition to previously excluded severance, non-operating retirement costs and special items, which allows for comparability between periods of the Company’s operating performance. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted EPS provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit and adjusted operating profit margin are useful in evaluating the ongoing performance of the Company’s business as they exclude the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Management considers special items, which may include impairment charges, pension settlement charges, acquisition-related costs and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.
Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures. The Company considers free cash flow to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. In addition, management uses free cash flow to set targets for return of capital to stockholders in the form of dividends or share repurchases.
Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted EPS from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted EPS from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted EPS from continuing operations excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS from continuing operations)

	Fourth Quarter			Twelve Months
	2022	2021	% Change	2022	2021	% Change

Diluted EPS from continuing operations	$0.43	$0.41	4.9%	$1.04	$1.31	(20.6%)
Add:
Amortization of acquired intangible assets	0.04	—	*	0.16	0.01	*
Severance	—	—	—	0.03	0.01	*
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—	0.03	0.03	—
Other components of net periodic benefit costs	0.01	0.02	(50.0)%	0.04	0.06	(33.3)%
Special items:
Acquisition-related costs	—	—	—	0.21	—	*
Gain from non-marketable equity investment	—	—	—	—	(0.16)	*
Impairment charge	0.02	—	*	0.02	—	*
Lease termination charge	—	—	—	—	0.02	*
Gain on the sale of land	—	—	—	(0.20)	—	*
Multiemployer pension plan liability adjustment(1)	0.13	—	*	0.09	—	*
Income tax expense of adjustments	(0.06)	(0.01)	*	(0.10)	0.01	*
Adjusted diluted EPS from continuing operations(2)(3)	$0.59	$0.43	37.2%	$1.32	$1.28	3.1%
(1) Twelve months ended December 31, 2022, includes a loss of $0.13 related to an estimated charge for a withdrawal from a multiemployer pension plan, partially offset by a gain of $0.04 resulting from a multiemployer pension liability adjustment.

(2) Amounts may not add due to rounding.
(3) Recast to conform 2021 periods to the updated definition of adjusted diluted EPS.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Fourth Quarter			Twelve Months
	2022	2021	% Change	2022	2021	% Change
Operating profit	$93,007	$94,115	(1.2)%	$201,967	$268,034	(24.6)%
Add:
Depreciation and amortization	21,504	13,973	53.9%	82,654	57,502	43.7%
Severance	—	—	—	4,669	882	*
Multiemployer pension plan withdrawal costs	1,136	1,248	(9.0)%	4,871	5,150	(5.4)%
Special items:
Acquisition-related costs	—	—	—	34,712	—	*
Impairment charge	4,069	—	*	4,069	—	*
Lease termination charge	—	—	—	—	3,831	*
Multiemployer pension plan liability adjustment	22,116	—	*	14,989	—	*
Adjusted operating profit	$141,832	$109,336	29.7%	$347,931	$335,399	3.7%
Divided by:
Revenue	$667,536	$594,232	12.3%	$2,308,321	$2,074,877	11.3%
Operating profit margin	13.9%	15.8%	(190) bps	8.7%	12.9%	(420) bps
Adjusted operating profit margin	21.2%	18.4%	280 bps	15.1%	16.2%	(110) bps
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Fourth Quarter			Twelve Months
	2022	2021	% Change	2022	2021	% Change
Operating costs	$548,344	$500,117	9.6%	$2,052,584	$1,803,012	13.8%
Less:
Depreciation and amortization	21,504	13,973	53.9%	82,654	57,502	43.7%
Severance	—	—	—	4,669	882	*
Multiemployer pension plan withdrawal costs	1,136	1,248	(9.0)%	4,871	5,150	(5.4)%
Adjusted operating costs	$525,704	$484,896	8.4%	$1,960,390	$1,739,478	12.7%
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Impact of Modification of Non-GAAP Measures

Beginning with the fourth quarter of 2022, the Company has updated its definition of adjusted diluted EPS from continuing operations to exclude amortization of acquired intangible assets in addition to previously excluded severance, non-operating retirement costs and special items. Excluding amortization of acquired intangible assets to arrive at adjusted diluted EPS allows for comparability between periods of the Company’s operating performance.

Reconciliation of diluted EPS from continuing operations to adjusted diluted EPS from continuing operations

	Third Quarter 2022 Recast	Second Quarter 2022 Recast	First Quarter 2022 Recast
Diluted EPS from continuing operations	$0.22	$0.37	$0.03
Add:
Amortization of acquired intangible assets	0.04	0.04	0.03
Severance	0.01	0.02	—
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	0.01
Other components of net periodic benefit costs	0.01	0.01	0.01
Special items:
Acquisition-related costs	—	—	0.21
Gain on the sale of land	—	(0.20)	—
Multiemployer pension plan liability adjustment	(0.04)	—	—
Income tax expense of adjustments	(0.01)	0.03	(0.07)
Adjusted diluted EPS from continuing operations(1)	$0.24	$0.28	$0.21
(1) Amounts may not add due to rounding.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands)

Reconciliation of revenues excluding the estimated impact of the additional six days

	Fourth Quarter
	2022 As Reported	Additional Six Days	2022 Adjusted	2021	% Change
Digital subscription revenue	$269,196	$(16,981)	$252,215	$205,504	22.7%
Print subscription revenue	144,896	(5,120)	139,776	145,701	(4.1)%
Total subscription revenue	414,092	(22,101)	391,991	351,205	11.6%

Digital advertising revenue	111,852	(5,398)	106,454	111,144	(4.2)%
Print advertising revenue	67,320	(1,267)	66,053	65,615	0.7%
Total advertising revenues	179,172	(6,665)	172,507	176,759	(2.4)%

Other revenue	74,272	(1,743)	72,529	66,268	9.4%
Total revenues	$667,536	$(30,509)	$637,027	$594,232	7.2%

	Twelve Months
	2022 As Reported	Additional Six Days	2022 Adjusted	2021	% Change
Digital subscription revenue	$978,574	$(16,981)	$961,593	$773,882	24.3%
Print subscription revenue	573,788	(5,120)	568,668	588,233	(3.3)%
Total subscription revenue	1,552,362	(22,101)	1,530,261	1,362,115	12.3%

Digital advertising revenue	318,440	(5,398)	313,042	308,616	1.4%
Print advertising revenue	204,848	(1,267)	203,581	188,920	7.8%
Total advertising revenues	523,288	(6,665)	516,623	497,536	3.8%

Other revenue	232,671	(1,743)	230,928	215,226	7.3%
Total revenues	$2,308,321	$(30,509)	$2,277,812	$2,074,877	9.8%